Exhibit 99.1

INDEX TO CORVAS FINANCIAL STATEMENTS

Unaudited Condensed Balance Sheets as of June 30, 2003 and December 31, 2002	P. 2
Unaudited Condensed Statements of Operations for the Six Months Ended June 30, 2003 and 2002	P. 3
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2003 and 2002	P. 4
Unaudited Notes to Condensed Financial Statements	P. 5
Independent Auditors’ Report	P. 7
Balance Sheets as of December 31, 2002 and 2001	P. 8
Statements of Operations for the Years Ended December 31, 2002, 2001 and 2000	P. 9
Statements of Stockholders’ Equity for the Years Ended December 31, 2002, 2001, and 2000	P. 10
Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000	P. 11
Notes to Financial Statements	P. 12

CORVAS INTERNATIONAL, INC.

Condensed Balance Sheets

In thousands

(unaudited)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$3,390	$4,428
Short-term debt securities held to maturity and time deposits, partially restricted	61,585	73,860
Receivables	780	1,172
Other current assets	2,158	2,541

Total current assets	67,913	82,001

Debt issuance costs, net	60	70
Long-term debt securities held to maturity	17,544	12,186
Property and equipment, net	2,201	2,336

	$87,718	$96,593

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$553	$601
Accrued liabilities	685	789
Accrued leave	468	430
Accrued restructuring charges	11	426

Total current liabilities	1,717	2,246

Convertible notes payable	12,986	12,558
Deferred rent	262	258
Stockholders’ equity:
Common stock	28	28
Additional paid-in capital	227,741	227,681
Accumulated deficit	(155,016)	(146,178)

Total stockholders’ equity	72,753	81,531

	$87,718	$96,593

See accompanying notes to condensed financial statements.

CORVAS INTERNATIONAL, INC.

Condensed Statements of Operations

In thousands, except per share data

(unaudited)

	Six Months Ended June 30,
	2003	2002
Revenues:
Royalties	$56	$73
Costs and expenses:
Research and development	6,381	9,725
General and administrative	3,003	2,473

Total costs and expenses	9,384	12,198

Loss from operations	(9,328)	(12,125)
Other income:
Interest income	927	1,896
Interest expense	(437)	(415)

	490	1,481

Net loss and other comprehensive loss	$(8,838)	$(10,644)

Basic and diluted net loss per share	$(0.32)	$(0.39)

Shares used in calculation of basic and diluted net loss per share	27,591	27,505

See accompanying notes to condensed financial statements.

CORVAS INTERNATIONAL, INC.

Condensed Statements of Cash Flows

In thousands

(unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(8,838)	$(10,644)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	404	452
Amortization of premiums and discounts on investments	631	564
Amortization of debt issuance costs	10	10
Non-cash interest expense on convertible notes payable	428	405
Net gain on sale of property and equipment	—	(5)
Stock compensation expense	7	38
Changes in assets and liabilities:
Decrease in receivables	392	483
Decrease (increase) in other current assets	382	(886)
Decrease in accounts payable, accrued liabilities, accrued benefits and accrued leave	(114)	(4)
Decrease in accrued restructuring charges	(415)	—
Increase in deferred rent	4	27

Net cash used in operating activities	(7,109)	(9,560)

Cash flows from investing activities:
Purchases of investments held to maturity	(40,427)	(32,847)
Proceeds from maturity of investments held to maturity	46,714	34,369
Proceeds from sale of investments held to maturity	—	11,739
Proceeds from sale of property and equipment	—	5
Purchases of property and equipment	(270)	(934)

Net cash provided by investing activities	6,017	12,332

Cash flows from financing activities:
Net proceeds from issuance of common stock	54	142

Net cash provided by financing activities	54	142

Net increase (decrease) in cash and cash equivalents	(1,038)	2,914
Cash and cash equivalents at beginning of period	4,428	4,332

Cash and cash equivalents at end of period	$3,390	$7,246

See accompanying notes to condensed financial statements.

CORVAS INTERNATIONAL, INC.

Notes to Condensed Financial Statements

June 30, 2003 and 2002

(unaudited)

(1)	The Company

Corvas International, Inc. (the “Company”) was incorporated on March 27, 1987 under the laws of the State of California. In July 1993, the Company reincorporated in the State of Delaware. The Company is focused on the development of new biotherapeutics that address large medical markets, including cardiovascular disease and cancer.

(2)	Basis of Presentation

The interim financial information contained herein is unaudited but, in management’s opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. Following the rules and regulations of the Securities and Exchange Commission (the “SEC”), we have omitted footnote disclosures that would substantially duplicate the disclosures contained in the annual audited financial statements. The condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended December 31, 2002 included in the Company’s Annual Report on Form 10-K. Results for the interim periods are not necessarily indicative of results for other interim periods or for the full year.

(3)	Restructuring

In July 2002, the Company announced a workforce reduction which resulted in the termination of 42 research and administrative employees. This restructuring was part of an extensive strategic realignment of research programs designed to focus the Company’s resources on the continued development of its most-advanced cardiovascular and cancer programs.

Information related to the restructuring charges is included in the table below (in thousands).

	Accrued at December 31, 2002	Cash Payments Made	Accrued at June 30, 2003
Severance and related	$277	$266	$11
Contractual obligations	149	149	—

	$426	$415	$11

(4)	Net Loss Per Share

Net loss per share for the six months ended June 30, 2003 and 2002 is computed using the weighted-average number of common shares outstanding. Options totaling 3,567,000 and 3,211,000 shares were excluded from the calculation of diluted net loss per share for the six months ended June 30, 2003 and 2002, respectively. In addition, 3,784,000 and 3,745,000 shares from the assumed conversion of the 5.5% convertible senior subordinated notes issued in 1999 have been excluded from this calculation for the six months ended June 30, 2003 and 2002, respectively.

(5)	Accounting for Stock-Based Compensation

The Company accounts for its stock-based plans in accordance with the recognition provisions of APB 25 and related interpretations. Stock compensation expense is recorded on the date of grant only when options are granted to outside consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force Consensus Issue 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

If the Company had determined compensation cost for its stock-based plans based on the fair value at the grant date, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	Six Months Ended June 30,
	2003	2002
Net loss—As reported	$(8,838)	$(10,644)
Net loss—Pro forma	$(9,558)	$(11,261)
Basic and diluted net loss per share—As reported	$(0.32)	$(0.39)
Basic and diluted net loss per share—Pro forma	$(0.35)	$(0.41)

The per share weighted-average fair market value of options to purchase the Company’s common stock granted to employees during the six months ended June 30, 2002 was $3.96, using the Black-Scholes option-pricing model. No options to purchase the Company’s common stock were granted to employees during the three months ended June 30, 2003. No options were granted to the members of the board of directors during the three months ended June 30, 2003 and 2002.

The following weighted-average assumptions were used in calculating compensation cost for stock-based plans under SFAS 123:

	Six Months Ended June 30,
	2003		2002
Expected dividend yield	0%		0%
Risk-free interest rate	3.54%		3.99%
Expected life	10.0	yr	6.7	yr
Expected volatility	79.5%		78.9%

(6)	Subsequent Event

On February 24, 2003, the Company executed a definitive merger agreement under which Dendreon Corporation would acquire Corvas, subject to various closing conditions including approval by the stockholders of each company. On July 30, 2003, in accordance with the terms of the merger agreement, the acquisition was completed. As a result, the Company became a wholly-owned subsidiary of Dendreon operating as a limited liability company. Under the terms of this agreement, each share of Corvas common stock was exchanged for a fixed ratio of 0.45 shares of Dendreon common stock in a tax-free reorganization, with cash paid in lieu of fractional shares. Upon completion of the acquisition, the holder of the convertible notes payable required the redemption of Corvas’ 5.5% convertible notes in accordance with the change of control provisions of the notes. The Company will pay the principal of the notes in cash and the accrued interest will be paid in Dendreon common stock priced at the average closing price for the 20 trading days immediately prior to the redemption.

Independent Auditors’ Report

The Board of Directors

Corvas International, Inc.:

We have audited the accompanying balance sheets of Corvas International, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corvas International, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

San Diego, California

January 31, 2003, except for Note 13,

    which is as of March 13, 2003

CORVAS INTERNATIONAL, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2002	2001
Assets
Current assets:
Cash and cash equivalents	$4,428	$4,332
Short-term debt securities held to maturity and time deposits, partially restricted (notes 2 and 8)	73,860	72,359
Receivables	1,172	1,865
Note receivable from related party (note 11)	—	250
Other current assets	2,541	382

Total current assets	82,001	79,188

Debt issuance costs	70	89
Long-term debt securities held to maturity	12,186	35,608
Property and equipment, net (note 3)	2,336	2,118

	$96,593	$117,003

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$601	$925
Accrued liabilities	789	1,123
Accrued leave	430	546
Accrued restructuring charges (note 4)	426	—

Total current liabilities	2,246	2,594

Convertible notes payable	12,558	11,736
Deferred rent	258	216
Stockholders’ equity (notes 6 and 9):
Common stock, $0.001 par value, 75,000,000 shares authorized; issued and outstanding 27,591,000 shares in 2002 and 27,499,000 shares in 2001	28	27
Additional paid-in capital	227,681	227,430
Accumulated deficit	(146,178)	(125,000)

Total stockholders’ equity	81,531	102,457
Commitments and contingencies (note 8)

	$96,593	$117,003

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2002	2001	2000
Revenues:
Revenue from collaborative agreements (note 9)	$—	$—	$3,263
License fees and milestones (note 9)	—	—	2,500
Royalties (note 9)	142	117	167
Research grants (note 12)	—	195	198

Total revenues	142	312	6,128

Costs and expenses:
Research and development (notes 9 and 12)	16,649	24,020	14,928
General and administrative (note 9)	5,161	5,123	4,068
Restructuring charges (note 4)	1,929	—	—

Total costs and expenses	23,739	29,143	18,996

Loss from operations	(23,597)	(28,831)	(12,868)

Other income (expense):
Interest income	3,260	6,187	2,941
Interest expense (note 5)	(841)	(797)	(762)

	2,419	5,390	2,179

Net loss and other comprehensive loss	$(21,178)	$(23,441)	$(10,689)

Basic and diluted net loss per share	$(0.77)	$(0.85)	$(0.49)

Shares used in calculation of basic and diluted net loss per share	27,537	27,426	21,801

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Three Years Ended December 31, 2002

(in thousands)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 1999	1,000	$1	250	$—	17,503	$17	$102,127	$(90,870)	$11,275
Common stock issued for cash, net of issuance costs	—	—	—	—	5,750	6	107,356	—	107,362
Common stock issued upon exercise of stock options	—	—	—	—	604	1	2,392	—	2,393
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	41	—	119	—	119
Conversion of preferred stock to common stock	(1,000)	(1)	(250)	—	1,250	1	—	—	—
Common stock issued pursuant to exercise of warrants, net of issuance costs	—	—	—	—	2,204	2	11,851	—	11,853
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	59	—	59
Capital contribution	—	—	—	—	—	—	2,561	—	2,561
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(10,689)	(10,689)

Balance as of December 31, 2000	—	—	—	—	27,352	27	226,465	(101,559)	124,933

Common stock issued upon exercise of stock options	—	—	—	—	115	—	345	—	345
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	32	—	188	—	188
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	207	—	207
Capital contribution	—	—	—	—	—	—	225	—	225
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(23,441)	(23,441)

Balance as of December 31, 2001	—	—	—	—	27,499	27	227,430	(125,000)	102,457

Common stock issued upon exercise of stock options	—	—	—	—	8	—	28	—	28
Common stock issued pursuant to employee stock purchase plan	—	—	—	—	84	1	143	—	144
Compensation expense recognized pursuant to issuance of stock options for services	—	—	—	—	—	—	80	—	80
Net loss and other comprehensive loss	—	—	—	—	—	—	—	(21,178)	(21,178)

Balance as of December 31, 2002	—	$—	—	$—	27,591	$28	$227,681	$(146,178)	$81,531

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(21,178)	$(23,441)	$(10,689)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	874	667	486
Amortization of premiums and discounts on investments	508	937	(15)
Amortization of debt issuance costs	19	19	19
Non-cash interest expense on convertible notes payable	822	778	743
Net gain on sale of property and equipment	(15)	—	—
Asset impairment related to restructuring charges	160	—	—
Stock compensation expense	80	207	59
Changes in assets and liabilities:
(Increase) decrease in receivables	693	(339)	(1,210)
(Increase) decrease in other current assets	(2,159)	120	45
Increase (decrease) in accounts payable, accrued liabilities, accrued benefits and accrued leave	(774)	(407)	627
Increase in accrued restructuring charges	426	—	—
Increase in deferred rent	42	86	105

Net cash used in operating activities	(20,502)	(21,373)	(9,830)

Cash flows from investing activities:
Purchases of investments held to maturity and time deposits	(48,463)	(129,415)	(238,848)
Proceeds from maturity of investments held to maturity and time deposits	50,638	130,029	127,852
Proceeds from sale of investments held to maturity	19,238	11,914	10,209
Proceeds from sale of property and equipment	16	—	—
Purchases of property and equipment	(1,253)	(1,762)	(399)
Repayment from related party	250	28	—

Net cash provided by (used in) investing activities	20,426	10,794	(101,186)

Cash flows from financing activities:
Net proceeds from issuance of common stock	172	533	121,727
Capital contribution	—	225	2,561

Net cash provided by financing activities	172	758	124,288

Net increase (decrease) in cash and cash equivalents	96	(9,821)	13,272
Cash and cash equivalents at beginning of year	4,332	14,153	881

Cash and cash equivalents at end of year	$4,428	$4,332	$14,153

Supplemental disclosure of non-cash financing activity—
Conversion of preferred stock to common stock	$—	$—	$1

See accompanying notes to financial statements.

CORVAS INTERNATIONAL, INC.

Notes to Financial Statements

December 31, 2002 and 2001

(1)	The Company

Corvas International, Inc. (the “Company”) was incorporated on March 27, 1987 under the laws of the State of California. In July 1993, the Company reincorporated in the State of Delaware. The Company is focused on the discovery and development of novel therapeutics that address today’s largest medical markets, cardiovascular disease and cancer, based on the Company’s expertise in vascular biology and protease modulation.

(2)	Summary of Significant Accounting Policies

(a) Cash Equivalents:

Cash equivalents consist of investments in short-term government funds and a high-quality money market fund with original maturities of three months or less. Cash equivalents are stated at cost, which approximates market value.

(b) Debt Securities Held to Maturity and Time Deposits:

Short-term debt securities consist of highly liquid debt instruments of corporations and financial institutions with strong credit ratings and U.S. government obligations. The Company has the ability and intent to hold its investments until their maturity and, therefore, records its investments at amortized cost, which approximates market value. Short-term debt securities mature at various dates through December 31, 2003.

Long-term debt securities have a maturity of more than twelve months as of December 31, and consist of highly liquid debt instruments of corporations and financial institutions with strong credit ratings. Long-term debt securities, all of which are held to maturity, are stated at amortized cost. The market value of long-term debt securities was $12.3 million as of December 31, 2002. Long-term debt securities mature at various dates through August 18, 2004.

At both December 31, 2002 and 2001, time deposits of $303,000 were restricted related to the facility lease. See Note 8.

(c) Concentration of Credit Risk:

Cash, cash equivalents and debt securities are financial instruments that potentially subject the Company to concentration of credit risk. The Company’s investment policy establishes guidelines relative to diversification, maturities and minimum acceptable credit ratings to maintain safety and liquidity. As of December 31, 2002, the Company has not experienced any material losses on its investments. During the years ended December 31, 2002 and 2001, certain securities that were no longer in compliance with the Company’s investment policy were sold prior to maturity due to downgrading of credit ratings.

(d) Depreciation and Amortization:

Depreciation is provided using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease terms or estimated useful lives of the assets.

(e) Research and Development Costs:

Research and development costs are expensed in the period incurred.

(f) Patents:

Costs to obtain and maintain patents are expensed as incurred.

(g) Net Loss per Share:

Under Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS 128”), basic and diluted net loss per share are required to be presented. Basic net loss per share is calculated using the weighted-average number of common shares outstanding during the period, while diluted net loss per share also includes potential dilutive common shares outstanding. Potential common equivalent shares from convertible securities, stock options and warrants are excluded from the calculation of diluted loss per share since the effect of their inclusion would be anti-dilutive; accordingly, there is no difference between the Company’s basic and diluted net loss per share.

For the years ended December 31, 2002, 2001 and 2000, 3,573,000, 3,237,000 and 2,248,000 options, respectively, were excluded from the calculation of dilutive net loss per share. In addition, 3,682,000, 3,488,000 and 3,303,000 shares from the assumed conversion of the 5.5% convertible senior subordinated notes issued in 1999 (see Note 5) were also excluded from this calculation for the years ended December 31, 2002, 2001 and 2000, respectively.

(h) Accounting for Stock-Based Compensation:

As permitted by Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” the Company has elected to use the intrinsic value-based method as prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. If the Company had determined compensation cost for its stock-based plans based on the fair value at the grant date, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	2002	2001	2000
Net loss—As reported	$(21,178)	$(23,441)	$(10,689)
Net loss—Pro forma	$(26,150)	$(29,709)	$(12,330)
Basic and diluted net loss per share—As reported	$(0.77)	$(0.85)	$(0.49)
Basic and diluted net loss per share—Pro forma	$(0.95)	$(1.08)	$(0.57)

The following weighted-average assumptions were used in calculating compensation cost for stock-based plans under SFAS 123:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.99%	4.29%	5.57%
Expected life	6.71 years	7.74 years	7.31 years
Expected volatility	78.86%	81.67%	81.69%

(i) Revenue Recognition:

Corvas recognizes revenue from the following sources:

Revenue from collaborative agreements: Corvas recognizes revenue from collaborative agreements related to the receipt of non-refundable research and development funding from strategic partners. The payments received under these collaborative agreements are contractually non-refundable even if the research effort is not successful. Up-front payments received in connection with collaborative agreements are deferred and recognized on a straight-line basis over the relevant periods specified in the agreements consistent with the amount of effort expended. We periodically review the revenue recognized and revise our estimates as considered necessary.

License fees and milestones: License fees consist of non-refundable fees from the sale of rights under license agreements with strategic partners. Non-refundable license fees are recognized as revenue upon receipt, absent any performance obligations. Product development milestone payments are fully recognized as revenue upon achievement of the milestones specified in the agreements. Milestones are achieved when substantive and at risk activities upon which the milestone is based have occurred.

Royalties: Royalty revenue is calculated based on reported sales and the terms of the royalty agreement. Royalty revenue is recognized when reported sales are reliably measurable and collectability is reasonably assured.

Research grants: Revenue related to grant agreements is recognized as related research and development expenses are incurred.

(j) Income Taxes:

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make a number of estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to financial statements. Actual results could differ from these estimates under different assumptions or conditions.

(l) Fair Value of Financial Instruments:

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of cash and cash equivalents, short-term debt securities held to maturity, time deposits, receivables, other current assets, accounts payable, accrued liabilities, accrued benefits, accrued leave and accrued restructuring, included in the accompanying balance sheets, approximate the estimated fair value of those instruments because of their short-term nature. The carrying values of the long-term debt securities held to maturity approximate fair value due to the nature of these securities.

(m) Impairment of Long-Lived Assets:

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”) requires losses from impairment of long-lived assets used in operations to be recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances indicate that the carrying amount of an asset may not be recovered. During the year ended December 31, 2002, the Company recorded an impairment charge of $160,000 in connection with its July 2002 restructuring. See Note 4.

(n) Segment Reporting:

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”), establishes reporting standards for a Company’s operating segments and related disclosures about its products, services, geographic areas and major customers. An operating segment is defined as a component of an enterprise that engages in business activities from which it may earn revenues and incur expenses, and about which separate financial information is regularly evaluated by management in deciding how to allocate resources. The Company believes that it operates in a single segment, biopharmaceuticals.

(3)	Property and Equipment

Property and equipment are recorded at cost and are summarized as follows (in thousands).

	December 31,
	2002	2001
Machinery and equipment	$5,903	$5,726
Furniture and fixtures	161	161
Leasehold improvements	1,258	1,047

Total property and equipment	7,322	6,934
Less accumulated depreciation	(4,986)	(4,816)

	$2,336	$2,118

(4)	Restructuring

In July 2002, the Company announced a workforce reduction which resulted in the termination of 42 research and administrative employees. This restructuring was part of an extensive strategic realignment of research programs designed to focus the Company’s resources on the continued development of its most-advanced cardiovascular and cancer programs.

Summary information related to the restructuring as of December 31, 2002 is included in the table below (in thousands).

	Cash Payments Made	Non-Cash Charges	Accrued	Total Restructuring Charges
Severance and related	$1,027	$—	$277	$1,304
Outplacement	170	—	—	170
Asset impairment	—	160	—	160
Contractual obligations and legal costs	146	—	149	295

	$1,343	$160	$426	$1,929

(5)	Convertible Notes Payable

In August and October of 1999, the Company issued and sold, in two private financings, a total of 2,000,000 shares of its common stock for $2.50 per share and 5.5% convertible senior subordinated notes due in August 2006, in an aggregate principal amount of $10.0 million. Net proceeds of $14.8 million were raised in these financings. At the option of the note holder, the principal balance of both notes is convertible into shares of common stock at $3.25 per share, subject to certain adjustments. Interest on the outstanding principal amounts of these notes accretes at 5.5% per annum, compounded semi-annually, with interest payable upon redemption or conversion. Upon maturity, these notes will have an accreted value of $14.6 million. At the Company’s option, the accreted interest portion of both notes may be paid in cash or in common stock priced at the then-current market price. The Company agreed to pay any applicable withholding taxes on behalf of the note holder that may be incurred in connection with the accreted interest, which are estimated and accrued at 30% of the annual accretion. The Company may redeem the notes upon payment of the outstanding principal and accreted interest. The maximum number of shares that will be issued upon conversion of these notes is 4,484,000 shares of common stock, which have been reserved for the potential conversion of these notes.

Interest expense of $841,000, $797,000 and $762,000 was recorded for the years ended December 31, 2002, 2001 and 2000, respectively, related to both of the convertible notes.

(6)	Stockholders’ Equity

(a) Common Stock:

In November 2000, the Company issued and sold 5,750,000 shares of common stock in a public offering, which resulted in net proceeds of $107.4 million.

During the year ended December 31, 2000, the Company issued a total of 2,204,000 shares of common stock pursuant to the exercise of outstanding warrants, which resulted in aggregate net proceeds of $11.9 million.

(b) Stock Option Plans:

The Company has several plans and agreements under which incentive stock options, non-statutory stock options, restricted stock awards and stock bonus awards can be granted to key personnel, including officers, directors and outside consultants. The grants are authorized by the Human Resources Committee of the board of directors. A total of 4,966,000 options to purchase shares of common stock are authorized for issuance as of December 31, 2002, and 631,000 shares of common stock are reserved for future grant.

Stock options generally have a term of 10 years and a price per share equal to the fair market value on the date of grant. Annual grants to members of the board of directors have an exercise price equal to 85% of the fair market value on the date of grant, and certain grants to outside consultants have a term of less than 10 years. Most options, except for certain grants to outside consultants and a 2002 grant made to all non-executive employees, become exercisable over a four-year period beginning one year from the date of grant, vesting 25% at the end of the first year and 6.25% each quarter thereafter. Activity under these plans is as follows (in thousands, except per share data):

	Number of Shares Under Option	Weighted-Average Exercise Price per Share
Outstanding, December 31, 1999	2,234	$3.79
Granted	739	$15.19
Exercised	(604)	$3.96
Cancelled	(121)	$4.37

Outstanding, December 31, 2000	2,248	$7.46
Granted	1,067	$7.70
Exercised	(115)	$3.01
Cancelled	(48)	$8.29

Outstanding, December 31, 2001	3,152	$7.69
Granted	1,076	$1.95
Exercised	(8)	$3.34
Cancelled	(647)	$7.35

Outstanding, December 31, 2002	3,573	$6.03

A summary of stock options outstanding as of December 31, 2002 follows (in thousands, except per share data):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.42 – $2.63	1,073	9.3years	$ 1.65	115	$ 2.47
$2.75 – $6.56	1,161	5.3years	$ 4.18	961	$ 4.20
$6.80 – $19.91	1,339	8.3years	$11.15	528	$12.31

	3,573	7.6years	$ 6.03	1,604	$ 6.74

(c) Stock-Based Compensation:

The Company accounts for its stock-based plans in accordance with the recognition provisions of APB 25 and related interpretations. Stock compensation expense is recorded on the date of grant only when options are granted to outside consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force Consensus Issue 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

If the Company had determined compensation cost for its stock-based plans based on the fair value at the grant date, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data).

	2002	2001	2000
Net loss—As reported	$(21,178)	$(23,441)	$(10,689)
Net loss—Pro forma	$(26,150)	$(29,709)	$(12,330)
Basic and diluted net loss per share—As reported	$(0.77)	$(0.85)	$(0.49)
Basic and diluted net loss per share—Pro forma	$(0.95)	$(1.08)	$(0.57)

The per share weighted-average fair market value of stock options granted to employees during 2002, 2001 and 2000 was $1.29, $5.80 and $13.09, respectively, using the Black-Scholes option-pricing model. The per share weighted-average fair market value of stock options granted to members of the board of directors during 2002, 2001 and 2000 was $4.85, $10.61 and $8.35, respectively, on the date of grant.

The following weighted-average assumptions were used in calculating compensation cost for stock-based plans under SFAS 123:

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.99%	4.29%	5.57%
Expected life	6.71 years	7.74 years	7.31 years
Expected volatility	78.86%	81.67%	81.69%

(d) Employee Stock Purchase Plan:

In December 1991, the Company adopted an employee stock purchase plan (the “ESPP”) that provided for the issuance of up to 150,000 shares of common stock. In April 2000, the ESPP was amended to provide for the issuance of up to 350,000 shares of common stock. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and is for the benefit of qualifying employees, as designated by the Human Resources Committee of the board of directors. Under the terms of the ESPP, participating employees are eligible to have a maximum of 10% of their compensation withheld through payroll deductions to purchase shares of common stock at the lower of 85% of the fair market value (i) at the beginning of each offering period or (ii) on predetermined dates. As of December 31, 2002, 277,000 shares of common stock have been issued pursuant to the ESPP and 73,000 shares of common stock are reserved for future issuance.

(e) Warrants:

During the year ended December 31, 2000, warrants were exercised to purchase a total of 2,204,000 shares of common stock at a weighted-average exercise price of $5.38 per share. As of December 31, 2002 and 2001, no warrants remained outstanding.

(f) Stockholder Rights Plan:

In September 1997, the Company adopted a stockholder rights plan and declared a dividend distribution of one preferred share purchase right (a “Right”) for each outstanding share of common stock (“Common Shares”), effective for stockholders of record as of October 15, 1997 (“Record Date”). The Rights also attach to new Common Shares issued after the Record Date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock, par value $0.001, at an exercise price of $50 (the “Purchase Price”). The Rights will become exercisable only if a person or group acquires 20% or more of the common stock or announces a tender offer for 20% or more of the common stock in a transaction not approved by the board of directors. If the Rights become exercisable, all holders of Rights, except the acquirer of more than 20% of the common stock, will be entitled to acquire for the Purchase Price that number of Common Shares having a market value of two times the Purchase Price of the Right, in lieu of purchasing Series C Junior Participating Preferred Stock. This Right will commence on the date of public announcement that a person has become an Acquiring Person (as defined in the Rights Agreement) or the effective date of a registration statement relating to distribution of the Rights, if later, and terminate 60 days later (subject to certain provisions in the Rights Agreement).

The Rights will expire on September 18, 2007, unless exchanged or redeemed prior to that date. Until a Right is exercised, the holder of these Rights will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. See Note 13.

(7)	Income Taxes

Income tax expense was zero for each of the years in the three-year period ended December 31, 2002, and differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following (in thousands).

	2002	2001	2000
Computed “expected” tax benefit	$(7,201)	$(7,970)	$(3,634)
State and local income taxes, net of federal benefit	1	1	1
Credits	(1,051)	(939)	(263)
Other	(1,424)	2,747	(10)
Change in federal valuation allowance	9,675	6,161	3,906

	$—	$—	$—

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001 are presented below (in thousands).

	2002	2001
Deferred tax assets:
Fixed assets	$207	$217
Net operating loss carryforwards	52,183	43,146
Credits	11,033	8,679
Stock options	2,799	2,524
Other	844	118

Total gross deferred tax assets	67,066	54,684
Less valuation allowance	(67,066)	(54,684)

Net deferred tax assets	$—	$—

The Company has no net, taxable temporary differences that would require recognition of deferred tax liabilities. Due to management’s belief of the uncertainty of future realizability of deferred tax assets, the Company has recorded a valuation allowance against any net deferred tax assets for deductible temporary differences, tax operating loss carryforwards and tax credits. The Company increased its valuation allowance by approximately $12.4 million, $7.2 million and $7.7 million for the years ended December 31, 2002, 2001 and 2000, respectively, primarily as a result of the increase in tax operating loss carryforwards. The valuation allowance includes approximately $2.8 million related to stock option deductions, the benefit of which will eventually be credited to equity.

At December 31, 2002, the Company had available net operating loss carryforwards of approximately $140.7 million for federal income tax reporting purposes that begin to expire in 2003. The net operating loss carryforwards for state purposes, which expire five to ten years after generation, are approximately $81.8 million. The Company has unused research and development tax credits for federal income tax purposes of $7.2 million at December 31, 2002, which begin to expire in 2003.

In accordance with Internal Revenue Code Sections 382 and 383, the annual utilization of net operating loss carryforwards and credits existing prior to a change in control may be limited. The extent of such prior limitations, if any, has not been determined.

(8)	Commitments and Contingencies

(a) Lease Commitments:

The Company currently leases its principal facility under a noncancelable operating lease that expires in September 2006. The lease provides for escalating rent payments over the term of the lease. For financial reporting purposes, rent expense is recognized on a straight-line basis over the lease term. Accordingly, rent expense recognized in excess of cash rent paid is reflected as deferred rent. Total rent expense recognized under this lease for the years ended December 31, 2002, 2001 and 2000 was $1.3 million, $1.3 million and $1.2 million, respectively.

The annual future minimum commitments under the facility lease for years ending December 31 are as follows (in thousands).

2003	$1,345
2004	1,392
2005	1,441
2006	1,142

Total minimum lease payments	$5,320

(b) Letter of Credit:

The Company has an unused standby letter of credit in the amount of $303,000 that expires on September 30, 2003, with provisions for annual renewal. This letter of credit, collateralized by a $303,000 time deposit, is pledged in lieu of a security deposit against the principal facility lease.

(c) Litigation Contingencies:

The Company is involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, the Company believes, in part based on the advice of legal counsel, that the final outcome of such matters will not have a material adverse effect on the Company’s financial position or results of operations.

(d) Change in Control Arrangements:

In March 2002, the board of directors adopted the 2002 Change in Control Executive Severance Benefit Plan (“the Change in Control Plan”). The Change in Control Plan provides separation pay and benefits to each of our executive officers whose employment is involuntarily terminated without cause or voluntarily terminated for good reason during the period beginning one month before and ending 13 months following the effective date of a change in control of the Company.

(9)	Collaborative Agreements

In June 2002, Pfizer Inc. terminated the license and development agreement originally entered into in 1997 to collaborate with the Company on the development of UK-279,276, or rNIF, an anti-inflammatory agent. Pfizer returned exclusive, worldwide development and commercialization rights for rNIF to the Company.

In April 2002, the Company entered into an exclusive collaboration agreement with Abgenix, Inc. to discover, develop and commercialize fully-human monoclonal antibodies against two selected antigens from the Company’s portfolio of membrane-bound serine proteases. Under the terms of the collaboration, Abgenix will use its human antibody technologies to generate and select antibodies against the Corvas targets. Both companies will have the right to co-develop and commercialize, or, if co-development is not elected, to solely develop and commercialize any antibody products discovered during the collaboration. Both companies will share equally in the product development costs and any profits from sales of products successfully commercialized from any co-development efforts.

In September 2001, the Company entered into a collaboration agreement with Dyax Corp. to discover, develop and commercialize novel cancer therapeutics focused on serine protease inhibitors for two targets isolated and characterized by Corvas. Under the terms of this agreement, both companies will assume joint development of any product candidates that may be identified and will share commercialization rights and profits from any marketed products.

In July 2001, the Company entered into an agreement with Incyte Genomics, Inc. for a multi-year subscription to Incyte’s LifeSeq® Gold database that was used in certain of the Company’s cancer research and development programs. The Company gave notice to Incyte of its intent to terminate this agreement; accordingly the $100,000 termination fee has been included in restructuring charges on the accompanying statements of operations. This agreement also required us to pay an annual access fee. Included in research and development expenses on the accompanying statements of operations is $500,000 in 2002 and $246,000 in 2001 attributable to this agreement.

In May 2000, the Company and Schering-Plough amended the license and collaboration agreement originally entered into in 1997 that covers the design and development of an oral inhibitor of a key protease associated with hepatitis C virus replication, resulting in the recognition of a $2.5 million license fee in 2000. The Company also recognized $263,000 of revenue from collaborative agreements attributable to this collaboration in 2000. Under the terms of the amended agreement, Schering-Plough has an exclusive worldwide license to selected patents and other intellectual property related to hepatitis C virus replication, and is responsible for the conduct of any further research and development, if any. We have no continuing involvement with respect to the research and development of inhibitors of the hepatitis C virus.

In December 1994, the Company entered into a strategic alliance agreement with Schering-Plough to collaborate on the discovery and commercialization of an oral anticoagulant for chronic thrombosis. Under the terms of the agreement, Schering-Plough funded the Company’s research and development through December 31, 2000. The accompanying statements of operations reflect revenue from collaborative agreements pursuant to this collaboration of $3.0 million in 2000. Schering-Plough is responsible for the conduct of any further research and development, if any. We have no continuing involvement with respect to the further research and development of oral anticoagulants.

In conjunction with this agreement, Schering-Plough purchased 1,000,000 shares of Series A Convertible Preferred Stock of the Company in 1994, which resulted in net proceeds of $4.9 million and 250,000 shares of Series B Convertible Preferred Stock in 1996, which yielded net proceeds of $2.0 million. Both series of preferred stock converted to common stock in February 2000.

In November 1998, the Company entered into license agreements transferring manufacturing activities for recombinant tissue factor to two affiliates of Johnson & Johnson, superceding earlier agreements entered in June 1992. These agreements continue to provide for royalties to be paid to the Company based on unit sales of tissue factor. For the years ended December 31, 2002, 2001 and 2000, these royalties amounted to $142,000, $117,000 and $167,000, respectively.

Revenue recognized and the related research and development expenses recorded under the Company’s collaborative agreements are included in the accompanying statement of operations. The aggregate amount of revenue recognized under collaborative agreements for the year ended December 31, 2002 was approximately $3.3 million, whereas the related research and development expenses recorded under these agreements was approximately $3.4 million. For the years ended December 31, 2001 and 2000, the Company recognized no revenue and recorded no related expenses under collaborative agreements.

Due to the Company’s ability to share resources across multiple research areas, cost allocation to collaborative agreements is based on estimated data of human resource time incurred on the collaborations. As a result, the costs allocated to collaborative agreements do not necessarily reflect actual costs incurred. Under our collaborative agreements, deliverables were measured by scientific progress of the collaborations as determined by the collaborative parties.

(10)	Employee Benefits Plan

Effective January 1, 1988, the board of directors approved the Corvas International, Inc. 401(k) Compensation Deferral Savings Plan (the “401(k) Plan”), adopting provisions of the Internal Revenue Code Section 401(k). The 401(k) Plan was approved by the IRS in 1989, and has been previously amended and restated as of January 1, 1997. The 401(k) Plan is for the benefit of all qualifying employees, and permits employee voluntary contributions, qualified nonelective contributions and Company profit-sharing contributions. No employer contributions have been approved by the board of directors through December 31, 2002.

(11)	Related Party Transaction

The note receivable from related party of $250,000 as of December 31, 2001 consisted of a loan, evidenced by an amended promissory note, originally granted to an executive officer of the Company in connection with the officer’s relocation to San Diego. This amended note was repaid in full in 2002.

(12)	Research Grant

Pursuant to a Small Business Innovation Research (SBIR) grant from the National Institute for Allergy and Infectious Disease that ended in 2001, research grant revenue of $195,000 and $198,000 was recognized in 2001 and 2000, respectively. The related expenses, which equal research grant revenues, are recorded as research and development expenses in the accompanying statements of operations.

(13)	Subsequent Events

On February 25, 2003, Corvas announced the signing of a definitive merger agreement under which Dendreon Corporation will acquire Corvas, subject to various closing conditions including approval by the stockholders of each company. Under the terms of this agreement, each share of Corvas common stock will be exchanged for a fixed ratio of 0.45 shares of Dendreon common stock in a tax-free reorganization. Upon successful closing of this transaction, Corvas’ existing stockholders will own approximately 31.4% of the combined company. The transaction is anticipated to close in the second quarter of 2003, subject to approval by stockholders of both companies.

In connection with the Dendreon merger agreement, the Company entered into Amendment No. 1 to its Rights Agreement, which excluded the proposed merger. See Note 6.

On March 4, 2003, the Asset Value Fund Limited Partnership (“AVF”) filed a purported class action complaint against the Company and its directors in Delaware state court alleging that the Corvas board of directors violated their fiduciary duties to shareholders when they approved the proposed combination of the Company and Dendreon Corporation. Specifically, the complaint alleges that (1) the directors failed to consider all available information when deciding to pursue the combination, (2) the directors failed to negotiate a mechanism to protect shareholders from the effects of a decline in Dendreon’s stock price before the combination, and (3) a minority of the directors were furthering their own interests in approving the combination instead of the interests of shareholders. AVF seeks to enjoin the Company from proceeding with the combination, and also seeks compensatory damages and reimbursement of the costs of bringing suit. The Company was served with the complaint on March 13, 2003. The Company denies the allegations in the complaint and intends to defend the action vigorously.